PROFFITT'S, INC.

     PROFFITT'S, INC. COMMENCES CONSENT SOLICITATION OF THE HOLDERS OF THE 9-7/8% SENIOR SUBORDINATED NOTES DUE 2003 OF PARISIAN, INC.
REGARDING PROPOSED AMENDMENTS TO THE NOTE INDENTURE

     Contacts: NationsBanc Capital Markets: Scott Marler
      (704) 388-3651
     Proffitt's: Julia Bentley
      (423) 983-7000

     Knoxville, Tennessee (August 26, 1996) -- Proffitt's, Inc. ("Proffitt's") announced today that it has commenced a solicitation (the "Solicitation") of consents (the "Consents") of the registered holders as of the close of business on August 14, 1996 (the
"Registered Holders") of the 9-7/8% Senior Subordinated Notes due 2003 (the "Notes") of Parisian, Inc. ("Parisian") to amend and restate the Indenture, dated as of July 15, 1993 (the "Indenture"), between Parisian and AmSouth Bank of Alabama (f/k/a AmSouth Bank, N.A.), as trustee (the "Trustee").

     Proffitt's will make a payment (the "Consent Payment") to each Registered Holder in the amount of $5.00 in cash for each $1,000 principal amount of Notes with respect to which a Consent is received and not revoked. The Solicitation will expire at 5:00 P.M., New York City time, on September 11, 1996, unless extended.

     Proffitt's, Casablanca Merger Corp., a wholly-owned subsidiary of Proffitt's ("Casablanca"), and Parisian have entered into an Agreement and Plan of Merger (the "Merger Agreement") whereby Casablanca will be merged with and into Parisian and Parisian will become a wholly-owned subsidiary of Proffitt's (the "Merger"). If the Solicitation is unsuccessful, Proffitt's will have the option under the terms of the Merger Agreement to proceed with or to decline to consummate the Merger. At the current time, there can be no assurance as to which option Proffitt's will elect if the Solicitation is unsuccessful.

     Proffitt's is proposing in this Solicitation to fully and unconditionally guarantee, on a senior subordinated and unsecured basis, the payment by the Parisian of the principal of, and interest and premium, if any, on the Notes (the "Parent Guarantee") and effect the proposed amendments to the Indenture (the "Proposed Amendments"). The purpose of the Parent Guarantee is to provide holders of Notes with recourse to Proffitt's for payment of the Notes. The Proposed Amendments are designed to effect changes in the existing Indenture covenants which are appropriate in view of the addition of the Parent Guarantee. The Parent Guarantee will be issued by Proffitt's only if the Proposed Amendments are approved and become effective.

     Adoption of the Proposed Amendments requires the Consent of the Registered Holders of a majority in aggregate principal amount of the Notes outstanding and not owned by Parisian or any of its affiliates (the "Requisite Consents"). Registered Holders who do not timely consent to the Proposed Amendments will not be eligible to receive Consent Payments even though they will be bound by the Proposed Amendments, if adopted.

     Consents may be revoked at any time until the Requisite
Consents have been received and the supplemental indenture has been executed by Proffitt's, Parisian and the Trustee.

     NationsBanc Capital Markets, Inc. is serving as solicitation agent (the "Solicitation Agent") and Georgeson & Company, Inc. is serving as information agent (the "Information Agent") in connection with the Solicitation.

     Requests for assistance should be directed to the Information Agent at (212) 440-9800 (collect) or 1-800-223-2064 (toll free), or to the
Solicitation Agent, attention of Scott Marler at (704)
388-3651. Requests for additional documents (including the prospectus pursuant to which the Parent Guarantee is being offered) should be directed to the Information Agent at one of the telephone numbers listed above or at Wall Street Plaza, 88 Pine Street, New York, New York 10005.